EXHIBIT 99.1

Spriza Announces November 2013 & March 2014 Private Placements and June 2014 Share Transfer

EL SEGUNDO, CA – January 30, 2015 Spriza, Inc. (“Spriza”) (OTCQB: SPRZ), the world’s leading social network for group prizes and incentives, today announced that, on November 1, 2013, Spriza completed a non-brokered private placement of 1,500,201 units of Spriza, at a price of US $0.15 per unit, for total proceeds of $225,030. Each unit is comprised of one common share of Spriza and one common share purchase warrant of Spriza. Each share purchase warrant is exercisable into one additional common share of Spriza, at a price of US $0.30 per common share, until November 1, 2016.

EL SEGUNDO, CA – January 30, 2015 Spriza, Inc. (“Spriza”) (OTCQB: SPRZ), the world’s leading social network for group prizes and incentives, today announced that, on March 10, 2014, Spriza issued a total of 1,540,800 units of Spriza, at a price of US $0.25 per unit, for total proceeds of $385,200. Each unit is comprised of one common share of Spriza and one common share purchase warrant of Spriza. Each share purchase warrant is exercisable into one additional common share of Spriza, at a price of US $0.50 per common share, until March 10, 2015.

EL SEGUNDO, CA – January 30, 2015 Spriza, Inc. (“Spriza”) (OTCQB: SPRZ), the world’s leading social network for group prizes and incentives, today announced that, on June 14, 2014, Adrian Ansell, a significant shareholder of Spriza, gifted to Robert Danard, a Director and the Chief Executive Officer of Spriza, a total of 15,500,000 common shares of Spriza.

About Spriza, Inc.

Spriza, Inc. is the world's leading social network for group prizes and incentives and an emerging growth public company.

Spriza's intellectual property is a robust and effective incentive marketing system that builds brand awareness and generates qualified targeted leads for any size of business through an online contest marketing solution "SPRIZA™". SPRIZA™ is modular, scalable, and fully customizable. It taps into the power of shared interests and personal relationships within targeted markets producing traceable and quantifiable results at every stage of the contest.

SPRIZA™ provides deep, real-time analytics and reporting, through a robust tool that measures marketing and advertising budgets for real time return on investment analysis and demographic profiling. SPRIZA™ leverages social strategies based on business objectives enabling branders to measure results of marketing efforts. The result is a network of subscribers that participate in contest promotions centered and shared around their personal interests. SPRIZA™ produces quantifiable and verifiable participant data results, which can be used for ongoing marketing purposes with targeted demographics. SPRIZA™ data results assess how many consumers responded, whom they shared the campaign with, the level of engagement, how many other campaign participants were influenced and sales value generated.

SPRIZA™ is designed to work with Social Media engines including Facebook, Twitter and Pinterest and offers full mobile capability to engage popular mobile applications including iPhone, Android, Blackberry and Windows mobile operating systems.

Become a SPRIZA Facebook Fan at http://www.facebook.com/sprizacontests
Follow SPRIZA on Twitter at https://twitter.com/Sprizacontests
For more information, contact:

Media Relations
Christian Darbyshire
tinepublic@shaw.ca
416-419-9953

Internal Communications 650-204-7903
info@spriza.com                 www.spriza.com/investors